UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 4, 2021

SEEDO CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-208814	47-2847446
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

 #3 Bethesda Metro Center, #700

Bethesda, Md 20814

(Address of principal executive offices and Zip Code)

(800 608-6432)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 7.01 REGULATION FD DISCLOSURE

As we are preparing our past quarterly and annual reports to become current, the Company wishes to update and disclose its current corporate and financing activities.

On July 19, 2020, the Company formed a new wholly-owned subsidiary in Israel, Hachevra Legiduley Pkaot Beisrael Ltd. (the “New Subsidiary”), to develop a fully automated and remotely managed system for growing saffron and other vegetables. On November 5, 2020, the New Subsidiary changed its name to Saffron-Tech Ltd. (or “Saffron Tech”).

The Company, through Saffron Tech, plans to roll out its proof of concept in the coming months. This technology will provide turnkey automated growing containers for high-quality, high-yield saffron all year round. The Company is in advanced stages of developing and testing a fully automated and remotely managed system for growing high-quality, high-yield saffron anywhere and anytime.

The Company’s technology offers a controlled environment based on the Company’s deep knowledge in plant biology. The technology provides optimal conditions for each stage of the plant’s development to reach optimal product quality.

The Company’s proof of concept utilizes the “Grow Next to Consumer” policy and is therefore sustainable and fit the COVID-19 restrictions on transport. It is also environmentally friendly, using economic levels of water, space, fertilizer, and energy. Accounting to the Company’s calculations, we believe that the controlled indoor growing area will produce ten times more yield compared to the same land area using traditional methods. The sealed environment eliminates the need for harmful pesticides and herbicides, producing a clean and safe product that is easy to control from anywhere. The Company’s solution is easily scalable and pre-designed to quickly grow operations.

Saffron is used in many industries, such as the food industry, particularly by famous chefs and Michelin starred restaurants, the natural cosmetics industry and the natural medicine industry and as a dye in the textile industry. Medicinal claims as an anti-depressant, antioxidant, and antiseptic are constantly increasing.

The global saffron market size was valued at USD 1 Billion in 2019 and is anticipated to attain a revenue based CAGR of 7.3% from 2020 to 2027. The market is expected to grow over the next few years on account of demand from the pharmaceutical sector, particularly in countries with rapid population expansion.

Since the incorporation Saffron Tech, Saffron Tech has hired one employee and several consultants to commence the roll out of our proof of concept. Saffron Tech has signed several agreements with Israeli companies, including Growin Ltd (“Growin”) and the Israeli Ministry of Agricultures research organization – The Volcani Center (“Volcani”). Growin is an owner of proprietary systems for indoor agriculture and Saffron Tech has acquired the exclusive right to market, sell and commercialize our product based on the Growin’s hydroponic machines. Volcani will assist Saffron Tech in writing the protocols required to grow saffron in a controlled and automated way, including the use of robotics and AI.

CONVERTIBLE PROMISSORY NOTES

During November and December 2020, the Company continued to raise funds to support its operations and received $775,000 from third party investors and convertible promissory notes in respect thereof (“Promissory Notes”). The Promissory Notes bear no interest, are convertible into shares of the Company based on a fixed conversion price of $0.10 per share and mature between 12 and 24 months from the issuance date.

CROWD FUNDING:

On December 24, 2020, Saffron Tech, the Company’s subsidiary, announced its intention to raise up to 5 million New Israeli Shekels (“NIS”) (approximately $1.6 million) at a pre-money valuation of NIS 20 million (approximately $6.225 million) through the Israeli crowd funding platform – Pipelbiz. Assuming the maximum amount is raised, the Company will own approximately 80% of the Saffron Tech.

Management will disclose relevant information as we progress in our activities and bring the Company current in its filings.

Item 9.01 Exhibits

(d) Exhibits.

10.1	Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2021

SEEDO CORP.

S/ David Freidenberg
By: David Freidenberg, Director, CEO

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